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Exhibit 23.1

Consent of Independent Auditors

        We consent to the reference to our firm under the captions "Experts" and "Selected Historical Financial Data" in the Registration Statement (Form S-4) and related Prospectus of Friendly Ice Cream Corporation for the registration of $175,000,000 8 3/8% Senior Notes due June 15, 2012 and to the incorporation by reference therein of our report dated February 16, 2004, with respect to the consolidated financial statements and schedule of Friendly Ice Cream Corporation included in its Annual Report (Form 10-K) for the year ended December 28, 2003 filed with the Securities and Exchange Commission.

/s/  ERNST & YOUNG LLP
Boston, Massachusetts
June 1, 2004

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Consent of Independent Auditors